Exhibit 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of May 19, 2017 (the “Effective Date”), by and between Ecoark Holdings, Inc., a Nevada corporation (“Ecoark”), Zest Labs, Inc., a California corporation (“Zest”), and [*] (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, subject to the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

1.       Employment. The Company hereby employs Executive and Executive hereby accepts employment by the Company for the period and on the terms and conditions set forth in this Agreement.

2.       Position, Employment Duties and Responsibilities. Executive shall be employed as the [*] of Zest reporting to [*] (“Duties”). Employee’s place of employment shall be the principal executive office of 440labs, Inc. Executive shall not be required to move from his current place of employment as a condition of employment.

3.       Starting Salary. For all of the services rendered by Executive to the Company, the Company shall pay to Executive an annual salary of $[*] starting on the Effective Date. All payments hereunder shall be in accordance with the Company’s regular payroll practices in effect from time to time.

4.       Stock Compensation. Upon the Effective Date, the Company shall award the Executive 100,000 shares of Ecoark’s common stock (the “Shares”) which shall vest on the Effective Date. The shares shall be issued subject such restrictions on transfer as may arise under state and federal securities, but no other restrictions on transfer. The Company does not intend to name the Executive as an officer of the Company for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended.

5.       Benefits. Executive will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time.

The Company’s benefits, payroll, and other human resource management services are provided through Insperity Corporation, a professional employer organization (“Insperity”). As a result of the Company’s arrangement with Insperity, Insperity will be considered the employer of record for these purposes.

The Company reserves the right to change or otherwise modify, in its sole discretion, its benefit plans at any time in the future.

Employee shall be entitled to an annual, paid vacation of four weeks (20 days) duration, which Employee shall be permitted to take at such time or times as he deems appropriate, provided only that the vacation period(s) shall not unduly interfere with the Company’s business or the performance of Employee’s duties hereunder.

Executive shall be reimbursed for all reasonable and customary business expenses which he incurs in the course of his employment. Executive shall account to the Company, in such detail and in such manner as the Company may reasonably require, for all expenses for which he seeks reimbursement.

6.       Confidentiality. As an employee of the Company, Executive will have access to certain confidential information of the Company and Executive may, during the course of Executive’s employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, Executive will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of Executive’s employment. If there are any conflicts between this Agreement and the Employee Invention Assignment and Confidentiality Agreement, the terms of this Agreement shall control.

7.       Options. The Company will recommend to its Board of Directors of Ecoark that Executive be granted stock options to purchase an aggregate of 100,000 shares of Ecoark common stock (the “Option Shares”) under the terms of an as yet to be adopted Ecoark incentive stock option plan (the “Option Plan”). The Option Shares will vest over a four year period, with 25% of the Option Shares vesting on the first anniversary of their issuance and thereafter 6.25% of the Option Shares vesting quarterly for the remaining twelve quarters of the four year period. The exercise price of the Option Shares shall not be greater than the market price of Ecoark common stock on the date of grant. In the event, Ecoark fails to adopt the Option Plan and authorize the grant of the Option Shares within 90 days of the Effective Date, Ecoark will issue non-statutory options, exclusive of any plan,

8.       Employment. During the period that Executive renders services to the Company, Executive agrees to not engage in any other employment, business or activity that interfere with his duties and responsibilities to the Company, other than work for charitable organizations or positions that do not provide remuneration. Executive represents that he is not currently engaged in, and will disclose to the Company in writing, any other outside business activities.

Executive’s employment may be terminated by any party for any reason, at any time, with or without notice and without cause, subject to the provisions of Section 9 and Section 10 of this Agreement.

9.       Employment: Termination and Separation Benefits. Executive’s employment with the Company will be at-will and may be terminated by Executive or by the Company at any time for any reason, with or without notice and with or without Cause. Upon termination of Executive’s employment with the Company for any reason, Executive will receive payment for all accrued but unpaid salary, business expenses, variable compensation and vacation as of the date of Executive’s termination of employment, and Executive’s benefits will be continued under the Company’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Executive’s participation in any stock option or benefit program is not to be regarded as assuring Executive of continuing employment for any particular period of time.

If Executive’s employment is terminated by the Company without Cause, Executive will be entitled to receive an amount equal to two (2) months base salary and variable compensation (for which purpose it shall be assumed that Executive has attained 100% of any goals established for such variable compensation plan for the time period under consideration), payable over two (2) months in accordance with the Company’s payroll policies, and accelerated vesting of the then remaining granted but not vested options or shares subject to Executive’s Option, conditioned upon Executive’s execution of a full release and waiver of all claims against the Company, its officers, directors, agents, representatives and affiliates, and in lieu of any other compensation, award or damages with respect to Executive’s employment or termination.

In the event that Executive terminates his employment for Good Reason he shall be entitled to receive: (i) an amount equal to six (6) months base salary and variable compensation (for which purpose it shall be assumed that Executive has attained 100% of any goals established for such variable compensation plan for the time period under consideration) payable over six (6) months in accordance with the Company’s payroll policies; (ii) accelerated vesting of the then remaining granted but not vested options or shares subject to Executive’s Option; in each case conditioned upon Executive’s execution of a full release and waiver of all claims against the Company, its officers, directors, agents, representatives and affiliates, and in lieu of any other compensation, award or damages with respect to Executive’s employment or termination.

10.       Non-Competition and Non-Solicitation.

(a) Executive covenants and agrees that, during the term of Executive’s employment with the Company and for the greater of twenty-four (24) months from the Effective Date or twelve (12) months after the termination thereof, regardless of the reason for the employment termination, Executive will not, directly or indirectly, on behalf of any Competitive Business perform the same or substantially the same Duties.

(b) Non-Solicitation of Employees. Executive also covenant and agree that during the term of Executive’s employment with the Company and for the greater of twenty-four (24) months from the Effective Date or twelve (12) months after the termination thereof, regardless of the reason for the employment termination, Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of or in conjunction with any person or legal entity, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any non-clerical employee or contractor of the Company with whom Executive had personal contact or supervised while performing Executive’s Duties, to terminate their employment relationship with the Company.

(c) Return of Property.  Upon termination of Executive’s employment with the Company for any reason, Executive shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes.

(d) Non-Disparagement.  Each party (which, in the case of the Company, shall mean its Officers and the members of the Board) agrees, during the term of employment and following the termination, to refrain from Disparaging (as defined below) the other party and its affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this paragraph shall preclude either party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a party’s rights under this Agreement.

11.       Definitions. As used in this agreement, the following terms have the following meanings:

(a) “Business of the Company” means the highly competitive business of developing, manufacturing, marketing, distributing, and/or selling products that support or are used in food freshness management, meal delivery management, cold supply chain management, and/or post-harvest agriculture solutions.

(b) “Cause” means Executive’s (i) failure to substantially perform, or gross negligence in the performance of, Executive’s duties as determined in good faith by the Company’s Board of Directors; (ii) commission of any act of fraud, gross misconduct or dishonesty with respect to the Company; (iii) conviction of, or plea of guilty or “no contest” to, a felony or a crime involving moral turpitude; (iv) material breach of any proprietary information and inventions agreement or similar agreement with the Company; or (v) failure to follow lawful directions of the Board.

(c) “Competitive Business” include any firm, partnership, joint venture, corporation and/or any other entity and/or person, and/or any licensee of such entity, that develops, manufactures, markets, distributes, and/or sells any of the products described as Business of the Company.

(d) “Customer Prospects” means any firm, partnership, corporation and/or any other entity and/or person reasonably expected by the Company to purchase from the Company any of the products described as Business of the Company.

(e) “Disparaging” shall mean remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the person or entity being disparaged.

(f) “Good Reason” means without Executive’s written consent (i), a material reduction in Executive’s duties or responsibilities; (ii) a requirement by the Company that Executive relocate his place of employment to a facility more than 60 miles from its location at the Effective Date; or (iii) a reduction in either Executive’s base salary or variable compensation (other than in connection with a general decrease in the salary of all executives of the Company).

(g) “Vendors” means any individual and/or entity that provides goods and services to the Company.

12.       Miscellaneous Provision

(a) Governing Law; Venue.   This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Delaware. Each party (a) irrevocably submits to the exclusive jurisdiction of the state courts of the State of Delaware and of the United States of America located in the State of Delaware for the purpose of any action (in contract, tort or otherwise), inquiry proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) waives, to the extent not prohibited by any law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) agrees not to commence any action (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above named court whether on the grounds of inconvenient forum or otherwise.

(b) Validity. The invalidity or unenforceability of any provision(s) of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c) Notices. Any notice, request, claim, demand, document and other communication hereunder to either party shall be effective upon receipt (or refusal of receipt), and shall be in writing and delivered personally or sent by email, or certified or registered mail, postage prepaid, as follows:

(1)	If to the Company:

Zest Labs, Inc.
2349 Bering Drive
San Jose, CA 95131

Attention: Peter Mehring
Email: pmehring@zestlabs.com

(2)	If to Executive,

[*]

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(e) Entire Agreement. The terms of this Agreement, together with the Employee Invention Assignment and Confidentiality Agreement, are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including, without limitation, any offer letter, employment or consulting agreement between the Company and Executive. The parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other party with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g) No Inconsistent Actions.  The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(h) Construction.   This Agreement shall be deemed drafted equally by the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against a party shall not apply.

(i) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, the parties shall use their best efforts to agree upon the terms of a provision as similar to such illegal, invalid or unenforceable provision as may be legally possible, valid and enforceable.

(j) Survival.  This Section 12(j) and the covenants, agreements, representations and warranties contained in or made within this Agreement, shall survive the expiration or any termination of this Agreement for any reason for the greater of twelve months from the Effective Date or the twelve-month period following the expiration or termination of this Agreement.

13.       Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has freely entered into this Agreement based on Executive’s own judgment. The Executive acknowledges that the Shares have not been registered under any registration statement with the Securities and Exchange Commission and have been issued pursuant to an exemption from securities laws.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ECOARK HOLDINGS, INC.

By:
Name: Jay Puchir
Title: Chief Executive Officer
3333 Pinnacle Hills Pkwy, Suite 220, Rogers, AR 72758
JPuchir@ecoarkusa.com

ZEST LABS, INC.

By:
Name: Peter Mehring
Title: Chief Executive Officer
2349 Bering Drive, San Jose, CA 95131
Email: PMehring@zestlabs.com

EXECUTIVE